Exhibit 99.2

MIRATI THERAPEUTICS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

SAN DIEGO, June 25, 2019 /PRNewswire/ — Mirati Therapeutics, Inc. (Nasdaq: MRTX) today announced the pricing of an underwritten public offering of 2,100,000 shares of its common stock at a price to the public of $97.00 per share. The aggregate gross proceeds from this offering are expected to be approximately $203.7 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Mirati. The offering is expected to close on or about June 27, 2019, subject to customary closing conditions. Mirati has also granted the underwriters a 30-day option to purchase up to an additional 315,000 shares of common stock in connection with the public offering. All of the shares are being sold by Mirati.

Mirati expects to use the net proceeds from this offering for general corporate purposes, including expenses related to the clinical development of sitravatinib and MRTX849, the preclinical development of its KRAS G12D inhibitor and the development of other preclinical programs, and for working capital.

Cowen, Credit Suisse and Barclays are acting as joint book-running managers in the offering. Guggenheim Securities and Oppenheimer & Co. are acting as co-lead managers and H.C. Wainwright & Co. is acting as co-manager in the offering.

The shares of common stock described above are being offered by Mirati pursuant to a shelf registration statement filed by Mirati with the Securities and Exchange Commission (“SEC”) that became automatically effective upon filing. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and are available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering, when available, may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY,11717, Attn: Prospectus Department, or by telephone: (631) 592-5973, or by emailing PostSaleManualRequests@broadridge.com; from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, 3rd floor, New York, NY 10010, or by telephone: (800) 221-1037, or by emailing usa.prospectus@credit-suisse.com; or from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (888) 603-5847, or by email at Barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Mirati Therapeutics

Mirati Therapeutics, Inc. is a San Diego-based clinical-stage biotechnology company dedicated to advancing novel therapeutics that extend the lives of patients by directly addressing the genetic and immunological drivers of cancer. Mirati’s lead drug candidate, sitravatinib, is designed to selectively target a spectrum of tyrosine kinases implicated in both tumor growth and the suppression of immune responses to tumors. Sitravatinib has demonstrated durable responses in lung cancer patients whose cancer has progressed despite treatment with checkpoint inhibitors – an area of significant unmet medical need. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy. Sitravatinib is also being evaluated as a single agent in patients with NSCLC, melanoma and other solid tumor types whose tumors harbor specific genetic alterations in CBL.

Mirati is also developing novel inhibitors of KRAS mutations including MRTX849, a potent and selective inhibitor of KRAS G12C. MRTX849 is being evaluated in a Phase 1/2 clinical trial as a treatment for patients with KRAS G12C-positive tumors. Our research on G12C has led to breakthroughs in targeting other KRAS mutations including G12D which drives tumor growth in more patients than G12C and includes pancreatic, colorectal and other types of cancer.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding Mirati’s expectations with respect to the completion, timing and size of its public offering and its expected use of the net proceeds from the offering. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation those associated with market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the SEC. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:

Temre Johnson

Director, Investor Relations & Corporate Communications

(858) 332-3562

ir@mirati.com